Exhibit 10.5

MEMORANDUM OF UNDERSTANDING

MEMORANDUM OF UNDERSTANDING

among

MODEC Offshore Production Systems

(Singapore) Pte. Ltd.

Offshore Frontier Solutions Pte Ltd.

and

VME Process, Inc

MEMORANDUM OF UNDERSTANDING

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (this “Agreement”), effective as of this 1st day of September 2025 (the “Effective Date”) is entered into by and among;

MODEC Offshore Productions System (Singapore) Pte Ltd., a company organised and existing under the laws of Singapore having its principal business address at 9 North Buona Vista Drive, #21-01, The Metropolis Tower 1, Singapore 138588 (hereinafter referred to as “MOPS”)

Offshore Frontier Solutions Pte Ltd., a company organised and existing under the laws of Singapore having its principal business address at 9 North Buona Vista Drive, #21-01, The Metropolis Tower 1, Singapore 138588 (hereinafter referred to as OFS, and together with MOPS, “MODEC”),

and

VME Process, Inc a company organized under the laws of USA, having its registered office located at Add.: 3733 Shiloh Road, Houston, Texas 75707, USA (hereinafter referred to as “Supplier”)

on the other part.

MODEC and Supplier may henceforth also be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

A.	MODEC is an entity specializing in the engineering and construction of floating, production, storage and offloading units (“FPSO”). As such, MODEC will be submitting various proposals for consideration to all such open FPSO tenders.

B.	[PURPOSE] In this regard, MODEC intends to use supplier for achieving 4 key goals as follows.
1.	Schedule acceleration & Early completion
2.	Critical Document Submission
3.	Sub Supplier Management
4.	Cost Optimization

MEMORANDUM OF UNDERSTANDING

This Agreement is on a non-exclusive basis and MODEC has the right to purchase the same product from any other supplier during the contract period without any obligation to Supplier

NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants hereinafter set forth:

1.	DOCUMENTS FORMING THIS AGREEMENT

1.1.	The following documents form the entire Agreement:

(a)	The Recitals and these Terms & Conditions;

(b)	Annexure 1 (Agreed Special Conditions);

(c)	Annexure 2 (Commercial Terms);

1.2.	The Parties agree that in the event that there is any conflict between the documents listed in Article 1.1, the documents shall take precedence in the following order of priority:

(a)	The Recitals and these Terms & Conditions;

(b)	Annexure 1 (Agreed Special Conditions);

(c)	Annexure 2 (Commercial Terms);

2.	UNDERSTANDINGS

2.1.	MODEC and Supplier agree to the following terms as it pertains to the Annexures attached to this Agreement:

(a)	The agreed MOPS Terms & Conditions Rev4 shall remain applicable for any future purchase orders issued to Supplier by MOPS and OFS;

(b)	The commercial terms negotiated between Parties annexed hereto under Annexure 2 (Commercial Terms) shall remain valid for purchase orders issued from the Effective Date;

MEMORANDUM OF UNDERSTANDING

(c)	The Supplier agrees to the incorporation of a clause on Liquidated Damages, as described under Annexure 3 (Liquidated Damages), into all future purchase orders issued from the Effective Date;

(d)	MODEC and Supplier shall agree to discuss and mutually agree on the inclusion of any mandatory client flow downs as applicable, hereto to the relevant projects for purchase orders issued from the Term; and

2.2.	This Agreement shall be valid for a period of [2] years from the Effective Date.

2.3.	The Parties do not intend for this Agreement to create a partnership, corporation, agency, joint venture or fiduciary relationship among the Parties. Neither Party shall have the right or power or authority to act on behalf of the other, except as mutually agreed in writing.

3.	ASSIGNMENT

Neither Party can assign or in any way transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed. Each Party shall bear its own expenses and costs in connection with its respective obligations under this Agreement.

4.	ARBITRATION

All claims, disputes or controversies arising out of, in connection with or in relation to this Agreement and regardless of whether any such claim, dispute or controversy is based or claimed to be based in whole or in part on a claim by either Party of breach of this Agreement by the other Party shall be decided by resort to arbitration utilizing a single arbitrator in accordance with the arbitration rules of the Singapore International Arbitration Centre (“SIAC”). The language of the arbitration shall be English, and the arbitration shall be held in Singapore. The decision of the arbitrator shall be final, binding and enforceable in any court of competent jurisdiction and the Parties agree that there shall be no appeal from the arbitrator’s decision. All statutes of limitation that would otherwise be applicable shall apply to any arbitration proceeding. The right to arbitrate shall survive the termination of the Agreement. Except for the exchange of documents that the Parties intend to use to support their claims and defend against the other Parties ’ claims, there shall be no interrogatories, deposition s or other discovery in any arbitration hereunder. The arbitrator shall apply the choice of law as set forth in Article 6 exclusive of its principles of conflicts of laws for determination of the rights and remedies under the Agreement and for all aspects of the award hereunder.

MEMORANDUM OF UNDERSTANDING

5.	CONFIDENTIALITY

The Parties agree to treat this Agreement as confidential, and the Parties agree not to disclose to any third party the existence and contents of this Agreement without first obtaining the written consent of the other Party.

6.	GOVERNING LAW

This Agreement shall be governed by, construed and interpreted in accordance with English Law excluding any conflicts of laws principle which would direct that the law of another jurisdiction apply.

7.	INDEMINITY

7.1.	Each Party shall indemnify, defend, and hold harmless the other Party from and against all claims, liabilities, damages, losses or expenses towards:

(a)	injury, death or disease of such Party’s (including their affiliates’ personnel) employees, agents, workmen and representatives; and

(b)	loss or damage to property of such Party (including their affiliates’ personnel), its employees, servants, agents and representatives; arising out of or in connection with this Agreement, howsoever arising, including negligence and breach of duty (statutory or otherwise).

8.	CONSEQUENTIAL DAMAGES

The Parties shall not be liable towards each other for any of the following whether direct or indirect, loss or anticipated loss of profits or revenue, loss of any contract(s) or loss of business opportunities, loss of use, interruption of business, cost of capital, cost of cover, downtime costs in any manner or form arising out of the Agreement or for any special, indirect, consequential or incidental loss or damage or punitive or exemplary damages except in the case of any Party’s breach of the confidentiality obligations.

MEMORANDUM OF UNDERSTANDING

9.	APPENDICES

The following appendices shall form an integral part of this MOU:

a)	Appendix 1: OFS’s General Terms and Conditions of Purchase and agreed deviations

b)	Appendix 2: Commercial Conditions

MEMORANDUM OF UNDERSTANDING

IN WITNESS, WHEREOF, the Parties hereto have caused this Agreement to be duly executed for and on their behalf, the day and year first above written.

For and on behalf of:	For and on behalf of:

Offshore Frontier Solutions Pte. Ltd.	VME Process, Inc

Signature:	/s/ Sripad Muralidharan	Signature:	/s/ Kuoh H. Lee
Name:	Sripad Muralidharan	Name:	Kuoh H. Lee
Title:	Head of Department, Procurement	Title:	Senior Executive Vice President

For and on behalf of:

MODEC Offshore Production Systems

(Singapore) Pte. Ltd.

Signature:	/s/ Sripad Muralidharan
Name:	Sripad Muralidharan
Title:	Head of Department, Procurement

GENERAL TERMS AND CONDITIONS OF PURCHASE

The term “SELLER” as used in this document shall mean the entity furnishing the goods, materials, equipment or other services (referred to as the “Goods”) as described in the Purchase Order. The term “BUYER” as used in this document shall mean Offshore Frontier Solutions Pte.Ltd.(UEN:202228167K) Collectively BUYER and SELLER are referred to as the “Parties” and individually as “Party”. These General Terms and Conditions of Purchase incorporate the Attachment A- Special Conditions of Purchase attached hereto. In the event of any conflict between these General Terms and Conditions of Purchase and the Attachment A - Special Conditions of Purchase, the Attachment A- Special Conditions of Purchase shall prevail.

1.	ENTIRE AGREEMENT: This Purchase Order embodies the entire agreement between BUYER and SELLER with respect to the Goods. The Parties shall not be bound by nor liable for any statement, representation, promise or understanding not set forth herein. Nothing contained in any proposals, correspondence, discussions or negotiations prior to the date of this Purchase Order has any effect on this Purchase Order unless specifically incorporated herein. No changes, amendments, substitutions or modifications of any of the terms and conditions hereof shall be valid unless reduced to writing and signed by both Parties in accordance with Article 2- Changes of this Purchase Order. No terms contained in any document by SELLER including, but not limited to, delivery tickets, invoices, receipts or responses to this Purchase Order which propose or seek to impose different terms, shall have any force or effect unless specifically agreed to by BUYER and incorporated herein.

2.	CHANGES: BUYER, through its authorized Procurement Representative (as such term is defined in the Purchase Order) may at any time direct, in writing, changes, including but not limited to changes in any one or more of the following: (1) drawings or specifications; (2) additions to or deletions from quantities ordered; (3) delivery schedule; (4) method of shipment or packing; and/or (5) place of delivery. If any such change causes an increase or decrease in the cost of or the time required for performance of any part of the work or affects any warranties and guarantees, an equitable adjustment may be made in the price or delivery schedule, or both, and the Purchase Order shall be modified by written amendments or change orders executed by authorized representatives of both Parties. Any request by SELLER for adjustment under this Article 2 - Changes must be asserted within ten (10) calendar days from the date of receipt by SELLER of the notification of change. However, nothing in this Article shall excuse SELLER from proceeding with the Purchase Order as changed. If this Purchase Order requires BUYER to review and comment on SELLER’s technical documents, then SELLER shall submit within ten (10) calendar days from the date of SELLER’s receipt of such review and comments any requests for adjustment which would result from implementation of BUYER’s comments. No adjustment will be made hereunder unless BUYER, through its assigned Procurement Representative, confirms the change in writing.

3.	SURVIVAL: Notwithstanding anything to the contrary contained in this Purchase Order, the provisions of this Article 3 - Survival and Articles1, 4, 7, 10, 11, 12, 13, 18, 19, 20, 22, 23, 25, 26, 27, 29, 30, 32, 33, 35, 36, 37, 38,39and 40 shall survive the expiration, cancellation or termination of this Purchase Order.

4.	PARENT COMPANY GUARANTEE: Upon the request of BUYER, SELLER shall, within fifteen (15) calendar days of such request, deliver to BUYER a guarantee from SELLER’s ultimate parent company in a form acceptable to BUYER. Such parent company guarantee shall bind SELLER’s ultimate parent company to all terms, conditions and warranties contained in this Purchase Order in the same manner that SELLER is so bound. If SELLER is unable to provide a Parent Company Guarantee, SELLER shall deliver to BUYER (1) an irrevocable standby letter of credit drawn on or confirmed by a reputable international bank; or (2) an irrevocable banker’s guarantee provided by a reputable international bank, from an issuer and in a form and amount acceptable to BUYER.

5.	PRICE AND PAYMENT: The prices herein specified are firm and not subject to escalation, and unless otherwise expressly stated, shall include all taxes and duties of any kind which are required to be paid with respect to the sale of the Goods covered by this Purchase Order, as well as all charges and expenses in connection with the packing of the Goods and their carriage to the place of delivery to BUYER unless specifically excluded. SELLER shall be paid, except as otherwise stated in this Purchase Order, upon submission of proper invoices, the prices stipulated herein for supplies delivered and accepted or services rendered and accepted; however, payment may be withheld or portions thereof may be deducted if, in BUYER’s reasonable opinion, SELLER is not performing work in accordance with the provisions of this Purchase Order or if set-offs in favor of BUYER in other transactions are asserted. Payment terms are net forty-five (45) calendar days after BUYER’s receipt of correct invoice.

6.

DELIVERY: Time is a material provision of this Purchase Order and BUYER relies upon SELLER’s timely performance in accordance with the delivery date provided within the Purchase Order.

In the event that SELLER fails to deliver the Goods (or any part thereof) in accordance with the delivery date provided within the Purchase Order, SELLER shall be liable for liquidated damages at the rate set out in this Purchase Order for the period that the Goods (or any part thereof) remain undelivered. Such liquidated damages may be deducted by BUYER from any monies due to the SELLER under this Purchase Order. The Parties agree that the above liquidated damages constitute a genuine pre-estimate of the loss which BUYER would incur as a result of SELLER’s failure to meet the delivery date and are not to be construed as a penalty. The imposition of liquidated damages shall be without prejudice to BUYER’s right to terminate the Purchase Order.

SELLER will not be liable for delays in performing its obligations to the extent such delays are caused by any unforeseeable condition which is beyond SELLER’s reasonable control (referred to as “Force Majeure”) and without SELLER’s fault or negligence. Acts of God, such as named tropical storms or floods, as well as government priorities, acts of civil or military authorities, fires, epidemics, war or riot are examples of events which may be excusable for being beyond SELLER’s reasonable control. SELLER may only claim a Force Majeure situation upon fulfillment of the following conditions: (1) within three (3) calendar days of the commencement of any excusable delay as described herein, SELLER shall provide BUYER with written notice of the cause and extent thereof as well as a request for a schedule extension for the estimated duration thereof; and, (2) within seven (7) calendar days of the cessation of the event causing such delay, SELLER shall provide BUYER with written notice of actual delay incurred, upon receipt of which the date of promised delivery shall be extended for the time actually lost by reason of an excusable delay. Failure to so notify BUYER shall not relieve the SELLER from complying with the delivery date set forth in this Purchase Order.

Force Majeure shall not include rain, storms, snow, winds, seas, tides and currents or other prevailing weather conditions which SELLER could reasonably have anticipated. If BUYER claims a Force Majeure situation and as a result of the Force Majeure is prevented from delivering the BUYER-supplied items or otherwise carrying out its obligations to SELLER, SELLER’s sole remedy shall be to submit a Change request for an extension of the delivery date. The Party prevented from performing its obligations as a result of Force Majeure shall mitigate the impact of the Force Majeure event on all obligations under this Purchase Order and resume its performance as soon as possible after the Force Majeure condition ceases. Should a Force Majeure claimed by SELLER continue for a period of seven (7) calendar days from the date SELLER was affected, and if in BUYER’s opinion the Force Majeure condition will prevent SELLER from delivering the Goods per the terms of this Purchase Order, then BUYER shall have the right to terminate this Purchase Order by notice to SELLER pursuant to Article 15 - Termination for Convenience.

7.	TITLE AND RISK OF LOSS: Title to all Goods furnished by SELLER shall transfer to BUYER upon the earlier of: (1) delivery of the Goods to BUYER or (2) delivery to SELLER’s facility of goods and materials which are to be comprised in the Goods. Risk of loss or damage to any Goods shall pass in accordance with the delivery provisions of this Purchase Order as per INCOTERMS 2020. Notwithstanding the foregoing, any loss or damage, whenever occurring, which results from SELLER’s nonconforming packaging or crating shall be borne by SELLER. All dies, tools, patterns, drawings, fixtures, etc. furnished or specifically paid for by the BUYER shall become the property of the BUYER and BUYER shall be entitled to possession thereof upon request. The SELLER is not permitted to use the same for any other customer without BUYER’s written approval. All such property and any other property supplied to SELLER by BUYER or its Client shall be held at SELLER’s risk while in the custody or control, or on the premises of SELLER or any of its subcontractors.

8.	EXPEDITING: Any Goods furnished under this Purchase Order, including all warranty work, shall be subject to expediting by BUYER. BUYER’s representatives shall be afforded free access during working hours to SELLER’s facilities, and SELLER agrees to obtain a similar right for BUYER, for expediting purposes with respect to SELLER’s subcontractors and vendors. As required by BUYER, SELLER shall supply schedules, progress reports and unpriced copies of SELLER’s Purchase Orders and subcontracts for BUYER’s use in expediting. SELLER shall notify BUYER in writing of any actual or anticipated delays immediately upon discovery. Such notice shall include an estimated period of delay, cause, and corrective actions being taken. Slippage in SELLER’s schedule may be deemed to be reasonable grounds for insecurity, in which event BUYER may demand in writing that SELLER provide adequate assurances that SELLER will perform on time.

9.	QUALITY STANDARDS: SELLER shall comply with the standards of quality specified by this Purchase Order in addition to those customary in the industry if no requirement is specified. BUYER shall be afforded free access during working hours to facilities of SELLER and to SELLER’s subcontractors and vendors in order to monitor compliance with quality requirements. BUYER’s right to inspect, examine, and test any Goods furnished shall extend through the manufacturing process, the time of shipment and for a reasonable time after arrival at the final destination. SELLER’s failure to adhere to the standards of quality required under this Purchase Order shall be deemed to be reasonable grounds for insecurity. BUYER may demand, in writing, that SELLER provide adequate assurances of SELLER’s ability to meet said standards. Any Goods furnished shall not be deemed accepted until finally inspected by BUYER’s representative at final destination. The making or failure to make an inspection, examination or test of, or payment for, or acceptance of any Goods furnished shall in no way relieve SELLER from its obligation to conform to all of the requirements of this Purchase Order and shall in no way impair BUYER’s right to reject or revoke acceptance of nonconforming Goods or to avail itself of any other remedies to which BUYER may be entitled, notwithstanding BUYER’s knowledge of the nonconformity, its substantiality or the ease of its discovery.

GENERAL TERMS AND CONDITIONS OF PURCHASE

10.	WARRANTIES/GUARANTEES: SELLER warrants that the Goods furnished are fit for the use intended and shall befree from liens and defects in design, material, workmanship, and title, and shall conform in all respects to the terms of this Purchase Order and to the applicable drawings issued for manufacture, and shall be new and of the best quality, if no quality is specified.

Unless the warranty period is otherwise extended, the conditions of which are provided elsewhere in this Purchase Order, the following warranty shall apply: twenty four (24) months from the date of delivery or twelve (12) months from first beneficial use or start-up of operations whichever is longer. If, at any time prior to expiration of the above warranty period it appears that the Goods furnished, or any portion there of, do not conform to these warranties or to the specifications, SELLER shall, within five (5) calendar days after written notice from BUYER of such breach, submit for BUYER’s consideration a detailed proposal to remedy the defect. This proposal shall include a description of the corrective work proposed (including all supporting engineering data and calculations) and a comprehensive schedule showing each work element. In the event of any breach of this warranty, at BUYER’s option, either (1) SELLER shall correct such breach at its sole cost, expense and risk, failing which BUYER may reject or revoke acceptance, and cover by making any reasonable purchase of the Goods in substitution for those rejected and SELLER will be liable to BUYER for any excess costs for such similar goods, materials or services provided in accordance with BUYER’s delivery requirements; or (2) BUYER may proceed to correct SELLER’s nonconforming work by the most expeditious means available, the costs, expense and risk of which shall be for SELLER’s account; or (3) BUYER may retain the nonconforming Goods and an equitable adjustment reducing the order price to reflect the diminished value of such nonconforming Goods furnished will be made by written change order. In the event that any such non-conforming Goods are repaired or replaced, then SELLER’s warranty obligations shall be extended for twelve (12) months from BUYER’s acceptance of such repaired or replaced defective Goods. BUYER expressly reserves the right to assign any and/or all of the above warranties to any third party, including but not limited to the Client, where upon the assignee shall be deemed to have all of the rights of BUYER under this Purchase Order. Without limiting BUYER’s remedies, with respect to the supply of defective Goods, SELLER agrees to release, protect, defend, indemnify and hold harmless all members of BUYER GROUP and the Client from and against any damages, losses, claims, adjustments, suits, penalties, fines, demands, expenses (including reasonable attorneys’ fees or other expenses) or causes of action directly or indirectly resulting from any breach of these warranties. Not with standing, SELLER’s warranty obligations shall not extend to any use by BUYER of the Goods in conditions more severe than the manufacturer’s recommendations nor to any defects which were visually observable by BUYER but which are not promptly brought to SELLER’s attention.

11.	INFRINGEMENT: SELLER shall, at its own expense, release, protect, defend, indemnify and hold harmless all members of BUYER GROUP and the ultimate end-user of the Goods (the “Client”) under this Purchase Order against any claim, suit, or proceeding brought against any member of BUYER GROUP and/or the Client which is based upon a claim, whether rightful or otherwise, that any equipment, process or material, or any part thereof, furnished by SELLER under this Purchase Order, constitutes an infringement of any patent or other intellectual property right and SELLER shall pay all damages and costs awarded against any member of BUYER GROUP and/or the Client, resulting therefrom. In case said equipment, process, or material, or any part thereof, is in such suit held to constitute infringement and/or its use is enjoined, SELLER shall, at its own expense, subject to the following provisions, either procure for the members of BUYER GROUP and the Client an irrevocable, royalty-free license to continue using such equipment, process or material, or with BUYER’s prior written approval, replace same with substantially equal but non-infringing equipment or modify it so it becomes non-infringing, provided that no such replacement or modification shall in any way amend or relieve SELLER of its warranties and guarantees set forth in this Purchase Order. The indemnity is given upon the condition that BUYER shall promptly notify SELLER of any claim or suit or proceeding involving BUYER in which such infringement is alleged, and BUYER shall permit SELLER to control completely the defense or compromise of any such allegation of infringement, and BUYER shall render such reasonable assistance at SELLER’s cost in the defense thereof as SELLER may require. Notwithstanding any proprietary legends or copyright notices to the contrary, members of BUYER GROUP and the Client may copy or reproduce documents and information furnished by SELLER in connection with SELLER’s proposal and this Purchase Order and distribute such copies or reproductions to others for the limited purposes of designing, constructing, operating, maintaining or licensing members of BUYER GROUP’s and the Client’s project. SELLER is responsible for obtaining necessary permission and releases from any third parties placing proprietary rights or copyrights on such documents or information and shall, at its own expense, release, protect, defend, indemnify and hold harmless all members of BUYER GROUP and the Client against any and all claims, suits or proceedings based upon a claim whether rightful or otherwise that a proprietary right or copyright has been infringed by copying, reproduction, distribution or use by any member of BUYER GROUP or the Client.

12.	COMPLIANCE WITH APPLICABLE LAWS: SELLER shall comply with any and all valid and applicable laws, rules, and regulations adopted by any governmental agency, whether local, state or federal and in accordance with generally accepted industry standards (referred to as “Applicable Laws”). SELLER warrants that the Goods furnished hereunder shall have been produced, sold, delivered and furnished in strict compliance with all Applicable Laws to which goods, materials or services are subject. SELLER shall execute and deliver to BUYER any documents as may be required to effect or to evidence such compliance. All Applicable Laws required to be incorporated in agreements of this character are hereby incorporated by reference. SELLER shall release, protect, defend, indemnify and hold harmless all members of BUYER GROUP and the Client under this Purchase Order against any damages, losses, claims, adjustments, suits, penalties, fines, demands, expenses (including reasonable attorneys’ fees or other expenses) or causes of action resulting from any violation of Applicable Laws.

13.	ASSIGNMENT & NOVATION

13.1	Assignment: Any assignment of this Purchase Order or of any rights of hypothecation thereof in any manner, in whole or in part, by operation of law or otherwise, without the prior written consent of BUYER shall be void. Upon prior written notice to SELLER, BUYER may assign this Purchase Order and all rights hereunder to any member of BUYER GROUP, any third party and/or the Client, whereupon said assignee shall have all of the rights of BUYER under this Purchase Order.

13.2	Novation: Any novation of this Purchase Order in any manner in whole or in part, by operation of law or otherwise, without the prior written consent of BUYER shall be void. Upon prior written notice to SELLER, BUYER may novate this Purchase Order hereunder to any member of BUYER GROUP, any third party and/or the Client.

14.	SUSPENSION: Notwithstanding any other provisions of this Purchase Order, BUYER may suspend, or extend the time for SELLER’s performance at any time and from time to time upon ten (10) calendar days’ prior written notice of such suspension or extension. Thereafter, SELLER shall resume performance as directed by BUYER. In the event of such suspension or extension, SELLER’s sole and exclusive remedy shall be an extension of time for such suspension if such extension is claimed within thirty (30) calendar days after resumption of performance and BUYER shall have no liability to SELLER for any damages, claims, losses or expenses associated with any such suspension.

15.	TERMINATION FOR CONVENIENCE: SELLER’s performance under this Purchase Order may be terminated by BUYER in accordance with this Article in whole, or, from time to time, in part, whenever BUYER shall so elect. Any such termination shall be effected by delivery to SELLER of a notice of termination specifying the extent to which performance under the Purchase Order is terminated, and the date upon which such termination becomes effective. Upon receipt of any such notice, SELLER shall, unless the notice requires otherwise: (1) immediately discontinue work on the date and to the extent specified in the notice; (2) place no further orders for materials other than as may be necessarily required for completion of such portion of the work that is not terminated; (3) promptly make every reasonable effort to either obtain cancellation on terms satisfactory to BUYER of all orders to subcontractors and vendors or assign those orders to BUYER; and (4) assist BUYER upon request in the maintenance, protection, and disposition of property acquired by BUYER under this Purchase Order. If notified in writing within thirty (30) calendar days after the notice of termination, BUYER will pay to SELLER an equitable adjustment to include: (a) all amounts due and not previously paid to SELLER for that portion of the Goods completed in accordance with this Purchase Order prior to such notice, and for work thereafter completed as specified in such notice; (b) a reasonable amount for any Goods then in production, provided that no such adjustment be made in favor of SELLER with respect to any Goods which are SELLER’s standard stock and (c) verifiable and unavoidable costs of settling and paying claims arising out of the canceled orders to the reasonable extent. The total sum to be paid to SELLER under this Article shall not exceed the total price of the Purchase Order as reduced by the amount of payments otherwise made and as further reduced by the order price of work not terminated, and will not include any consideration for loss of anticipated profits on the terminated work, all claims for which SELLER agrees to waive.

16.	TERMINATION FOR DEFAULT: BUYER may terminate the whole or any part of SELLER’s performance under this Purchase Order in any one of the following circumstances: (1) if SELLER fails to make delivery of the Goods or to perform within the time specified herein or any agreed upon extension thereof; (2) if SELLER delivers nonconforming Goods; (3) if SELLER fails to provide adequate assurances of its abilities to meet the quality standards or the delivery date of this Purchase Order; or (3) if SELLER fails to perform any of the other provisions of this Purchase Order in accordance with its terms or so fails to make progress as to endanger performance of this Purchase Order. In the event of any such failure, BUYER will provide SELLER with written notice of the nature of the failure and BUYER’s intention to terminate for default. In the event SELLER does not cure such failure within ten (10) calendar days of the date of such notice, BUYER will provide SELLER with a written notice of default.

GENERAL TERMS AND CONDITIONS OF PURCHASE

In the event BUYER terminates this Purchase Order in whole or in part as provided in this Article, BUYER may procure, upon such terms and in such manner as BUYER may deem appropriate, supplies or services similar to those so terminated and SELLER shall be liable to BUYER for any excess costs, expense and risk for such similar supplies or services provided in accordance with BUYER’s delivery requirements; provided, that SELLER shall continue the performance of this Purchase Order to the extent not terminated under the provisions of this Article. SELLER agrees to assist BUYER in the event that such re procurement action is necessary as a result of default, by cooperation in the transfer of information, in the disposition of work in progress or residual material, and in the performance of other reasonable requests made by BUYER. If, after notice of termination of this Purchase Order, it is determined for any reason that SELLER was not in default under the provisions of this Article, or that the default was excusable under the provisions of this Purchase Order, the rights and obligations of the Parties shall be the same as if the notice of termination had been issued pursuant to Article 15 - Termination for Convenience.

17.	NON-WAIVER: Failure by BUYER to insist upon strict performance of any of the terms and conditions hereof, or failure to delay to exercise any rights or remedies provided herein or by law, or to properly notify SELLER in the event of breach, or the acceptance of or payment for any Goods hereunder, or review of design, shall not release SELLER from any of the warranties or obligations of this Purchase Order and shall not be deemed a waiver of any right of BUYER: (1) to insist upon strict performance hereof or any of its rights or remedies as to any such Goods regardless when shipped, received or accepted; or (2) as to any prior or subsequent default hereunder, nor shall any termination of this Purchase Order by BUYER operate as a waiver of any of the terms hereof. Unless the Purchase Order clearly indicates otherwise, a requirement that a SELLER furnished document is to be submitted for or subject to “Authorization to Proceed,” “Approval,” “Acceptance,” “Review,” “Comment,” or any combinations of such words or words of like import shall mean that SELLER shall, before implementing the information in the document, submit the document, obtain resolution of any comments and authorization to proceed. Such review shall not mean that a complete check will be performed. Authorization to proceed shall not constitute acceptance or approval of design details, calculations, analyses, tests, or construction methods or materials developed or selected by SELLER and shall not relieve SELLER from full compliance with requirements of this Purchase Order.

18.	AUDIT: BUYER or the Client shall have the right to audit all pertinent records and documentation in relation to all technical aspects of the Purchase Order, as well as to all commercial and accounting records relating to the Purchase Order and any other obligations under this Purchase Order, including but not limited to the charges incurred by SELLER which are associated with the design, procurement, fabrication, manufacture, testing, loadout and shipment of the Goods and all records pertaining thereto for a period of five (5) years after delivery of the Goods to BUYER. Such audit shall not include the make-up of lump sum prices and unit rates. BUYER shall have the right to make and take copies of such records at its expense. Without prejudice to its other rights and remedies, BUYER may require that SELLER promptly refund to BUYER any remuneration found to have been over paid. All accounting records shall be maintained in accordance with generally acceptable accounting practices.

19.	INDEMNITIES: SELLER shall release, protect, defend, indemnify and hold harmless BUYER and its parent, subsidiary and affiliated companies, BUYER’s other contractors and subcontractors of all tiers and its and all of their respective officers, directors, members, employees, agents, invitees, assignees, representatives and the subrogees of all said parties (referred to as “BUYER GROUP”) and the Client from and against any loss, cost, claim, obligation to indemnify another arising out of this Purchase Order, suit, judgment, subrogation action, award or damage (including reasonable attorney’s fees) in any case of illness, injury or death to SELLER and its parent, subsidiary and affiliated companies, SELLER’s subcontractors and vendors of all tiers and its and all of their respective officers, directors, members, employees, invitees, permitted assignees, representatives and the subrogees of all said parties (referred to as “SELLER GROUP”) and in any case of loss or damage to any member of SELLER GROUP’s property arising out or relating to the provision of the Goods furnished under this Purchase Order and REGARDLESS OF WHETHER CAUSED OR BROUGHT ABOUT BY ANY MEMBER OF BUYER GROUP’S OR THE CLIENT’S NEGLIGENCE (INCLUDING ACTIVE, PASSIVE, SOLE, JOINT OR CONCURRENT NEGLIGENCE), THE UNSEAWORTHINESS OF ANY VESSEL, THE UNAIRWORTHINESS OF ANY AIRCRAFT OR ANY OTHER THEORY OF LEGAL LIABILITY, INCLUDING BREACH OF WARRANTY, BREACH OF CONTRACT, STRICT LIABILITY AND INCLUDING PREEXISTING CONDITIONS.

BUYER shall release, protect, defend, indemnify and hold harmless all members of SELLER GROUP from and against any loss, cost, claim, obligation to indemnify another arising out of this Purchase Order, suit, judgment, subrogation action, award or damage (including reasonable attorney’s fees) in any case of illness, injury or death to any member of BUYER GROUP and in any case or loss or damage to any member of BUYER GROUP’S property (excluding the Goods) arising out or relating to the provision of the Goods furnished under this Purchase Order and REGARDLESS OF WHETHER CAUSED OR BROUGHT ABOUT BY ANY MEMBER OF SELLER GROUP’S NEGLIGENCE (INCLUDING ACTIVE, PASSIVE, SOLE, JOINT OR CONCURRENT NEGLIGENCE), THE UNSEAWORTHINESS OF ANY VESSEL, THE UNAIRWORTHINESS OF ANY AIRCRAFT OR ANY OTHER THEORY OF LEGAL LIABILITY, INCLUDING BREACH OF WARRANTY, BREACH OF CONTRACT, STRICT LIABILITY AND INCLUDING PREEXISTING CONDITIONS.

Notwithstanding the foregoing, SELLER shall be liable in any case of loss or damage to property and in any case of injury or death to any person where such loss, damage, injury or death is caused or contributed to by any defect in the Goods furnished.

20.	INSURANCES: During the performance of this Purchase Order, SELLER, at its sole expense except as specifically set forth to the contrary below, shall maintain the insurance coverages or their substantial equivalents and endorsements set forth in this Article 20 and with insurance underwriters and upon terms reasonably satisfactory to BUYER. Where applicable, each insurance policy described below shall be endorsed as follows: (1) underwriters shall waive their rights of subrogation against all members of BUYER GROUP and the Client, and its respective subsidiary and affiliated companies and all of their employees and officers; (2) to provide thirty (30) calendar days’ prior written notice of cancellation, material change or reduction of coverage to BUYER; (3) to provide adequate territorial and navigational limits; and (4) except for the Workmen’s Compensation policy, BUYER and the Client shall be named as additional assureds under such policies but only to the extent of the indemnification obligations and risks assumed by SELLER under this Purchase Order.

SELLER shall maintain a Workmen’s Compensation policy complying with all of the statutory benefits required by the Workmen’s Compensation and Occupational Disease laws of the location where operations are being conducted. The policy shall be endorsed to provide Employers Liability coverage for the following: (1) endorsements to cover all states in which the work is performed; and (2) “Borrowed Servant” endorsement, stating that a claim brought against BUYER as a “borrowed servant” by an employee of SELLER shall be treated as a claim against SELLER.

SELLER shall maintain a Commercial General Liability insurance policy covering all operations of the SELLER. This policy shall include the following: (1) Premises and Operations; (2) Contractual Liability, insuring the indemnity agreements contained in the Purchase Order; (3) SELLER’s Protective Liability, covering all activities of the SELLER and its subcontractors and vendors relating to the Goods; and (4) limits of coverage as required by Excess Liability Insurance or Umbrella Insurance policy as provided hereunder. SELLER shall also maintain a Comprehensive Automobile Liability insurance policy providing coverage for all owned, hired, and non-owned automobiles with the coverage limits as required by the Excess Liability or Umbrella insurance company. SELLER shall maintain an Excess Liability Insurance or Umbrella Insurance policy supplementing the primary coverages of the policies required above with a limit not less than US$5,000,000 per occurrence, provided that such coverage shall not limit SELLER’s indemnification obligations under Article 19. Certificates of all of the above insurances shall be provided by SELLER to BUYER within five (5) calendar days of the date of this Purchase Order.

21.	SUPPLIER DATA: SELLER shall provide to BUYER with the number of copies of data as set forth in the Supplier Data Requirement List (or Vendor Data Requirement List) forthe Goods being purchased by BUYER including, but not limited to, commissioning and start-up data, operating and maintenance manuals, drawings and spare parts data, as well as listings of recommended spare parts required for a two (2) year period of operations and for start-up. SELLER is hereby advised by BUYER that the Purchase Order will only be deemed complete once the BUYER has received the acknowledgement copy of the Purchase Order and any Change Orders (if applicable) and all drawings and data specified in the order and specifications. BUYER may elect to withhold or retain amounts otherwise payable pending acceptable receipt of all such requirements.

22.	REPRODUCTION OF DOCUMENTS, DRAWINGS AND DATA: All members of BUYER GROUP and the Client shall have the right to reproduce any documents, drawings and data submitted by SELLER notwithstanding any notice to the contrary appearing on any documents, drawings or data.

23.	NON-DISCLOSURE: SELLER agrees not to publish or divulge to third parties any information which is obtained from BUYER GROUP, including, but not limited to, any information, photographs, data or process, drawings or specifications connected with the business of BUYER GROUP or the Client which shall come or have come into its possession or to its knowledge in or by reason of the performance of the Purchase Order, without prior written consent from the BUYER unless said information is found to be in the public domain. SELLER agrees that it shall only use information provided hereunder by BUYER GROUP for the purpose of providing the Goods.

24.	INSPECTION: SELLER shall allow BUYER and the Client to undertake an inspection of the Goods being fabricated, assembled or shipped and the facilities for such. SELLER shall provide to BUYER a minimum of ten (10) days’ prior notice of any inspection or test to which the Goods are being subjected to allow BUYER to attend such inspection or test. At BUYER’s option and at no additional cost, BUYER may have up to three (3) inspectors located at SELLER’s facility during normal working hours to inspect the Goods and to review all processes utilized for the manufacture of the Goods. Such inspection shall not relieve SELLER of any obligation and/or liability under this Purchase Order. BUYER or BUYER’s representative may elect to test Goods for conformance to Purchase Order requirements/specifications. If the Goods are found defective or not in conformance to Purchase Order requirements/specifications. If the Goods are found defective or not in conformance with the Purchase Order requirements/specifications, BUYER shall inform SELLER of such in writing. After notification to SELLER of any non-conformances, BUYER shall have the right to reject any and all defective or non-conforming Goods or accept and correct the Goods. BUYER shall have the option to return the Goods to the SELLER, at SELLER’s risk, for repair, replacement or credit. SELLER shall pay BUYER for all costs and expenses incurred in connection with the return of any rejected Goods. If BUYER accepts defective or nonconforming Goods, SELLER shall be responsible for all costs and expenses associated with the correction of the Goods. Any and all costs, expenses and risk incurred by the BUYER as a result of SELLER’s design changes, non- readiness to perform scheduled tests, or failure to achieve satisfactory test results shall be for the SELLER’s account.

GENERAL TERMS AND CONDITIONS OF PURCHASE

If the Goods purchased under this Purchase Order requires third-party inspection, the SELLER, unless otherwise agreed, shall arrange and assume all obligations, responsibilities, costs, and charges associated with such inspection of and all certification requirements for the Goods. BUYER shall be given access to SELLER’s facilities and the facilities of SELLER’s subcontractors for inspection and/or expediting purposes.

25.	ARBITRATION: All claims, disputes or controversies arising out of, or in relation to the interpretation, application or enforcement of this Purchase Order shall be decided by resort of either SELLER or BUYER to arbitration utilizing a single arbitrator administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Article. Except for the exchange of relevant, material and non-privileged documents between the Parties, the arbitrator shall have the right to limit discovery in order to minimize the costs to the Parties of the arbitration and to expedite the resolution of disputes. Notwithstanding the foregoing, there shall be no interrogatories or requests for admissions. The seat of arbitration shall be Singapore and the language of the arbitration shall be English. The arbitrator shall only apply the choice of law as set forth in Article 27 Choice of Law and shall disregard and shall not consider any other law for any portion or aspect of the award nor for any of the deliberations associated with the award. The arbitrator shall have the right to award all reasonable attorney fees and costs to the prevailing party in the proceeding hereunder. The decision of the arbitrator shall be final, binding and enforceable in any court of competent jurisdiction and SELLER and BUYER agree that there shall be no appeal from the arbitrator’s decision. All statutes of limitation that would otherwise be applicable shall apply to any arbitration proceeding. The right to arbitrate shall survive the completion, termination or expiration of the Purchase Order. SELLER shall continue to perform all obligations under this Purchase Order, including, but not limited to, delivery of the Goods notwithstanding any dispute and during the pendency of any arbitration proceeding hereunder.

26.	SEVERABILITY: If, in any legal proceeding, it is determined that any provision of this Purchase Order is unenforceable under applicable law, the unenforceable provision shall automatically be amended to conform to that which is enforceable under applicable law. In any event, the validity or enforceability of any provision shall not affect any other provision of this Purchase Order, and the Purchase Order shall be construed and enforced as if such provision had not been included.

27.	CHOICE OF LAW: Laws of England and Wales shall control the validity, construction and interpretation of this Purchase Order excluding any conflicts of laws principles which would direct the substantive law of another jurisdiction to apply. The Parties agree to waive any right or redress under any statute, law or regulation that would invalidate, in whole or in part, the dispute resolution forum and/or the choice of law provisions under this Purchase Order. Notwithstanding anything to the contrary, the Parties expressly agree the following shall not apply in any respect to the Purchase Order or any of the obligations of the Parties: the United Nations Convention on Contracts for the International Sale of Goods(“CISG”), and the 1974 Convention on the Limitation Period in the International Sale of Goods, as amended by the 1980 Vienna Protocol (also known as the “Vienna Convention”).

28.	INDEPENDENT CONTRACTOR: In the performance of this Purchase Order, SELLER’s status shall be that of an independent contractor and the relationship of the BUYER and SELLER shall in no event be construed or interpreted as being that of principal and agent, master and servant, or employer and employee, and the employees of each Party shall not be deemed to be employees of the other Party for any purpose.

29.	TAXES AND PERMITS: The prices shown in the Purchase Order include all taxes which are not expressly imposed on BUYER by law, and SELLER shall release, protect, defend, indemnify and hold harmless all members of BUYER GROUP and the Client from any liability and expense by reason of SELLER GROUP’s failure to pay such taxes. SELLER shall secure and keep in effect all governmental permits and licenses required in connection with the performance of the Purchase Order. Specifically, SELLER shall be responsible for: (1) the payment of all taxes, duties, levies, charges and contributions (and any interest or penalties thereon) for which SELLER is liable as imposed by any appropriate government authority, whether or not they are calculated by reference to the wages, salaries, benefits or expenses and other remuneration paid directly or indirectly to SELLER’s personnel; (2) the payment of all taxes, duties, levies, charges and contributions (and any interest or penalties thereon) including, but not limited to, income, profits, corporation taxes and taxes on capital gains, turnover, Value Added Tax (VAT), withholding tax and sales taxes for which SELLER is liable, now or hereafter levied or imposed by any appropriate government authority; (3) compliance with all statutory obligations to make deductions on account of and remit the required amounts to any appropriate government authority, including, but not limited to, income tax, national insurance, employee taxes, charges, social security costs, VAT, withholding tax, sales taxes, levies and contributions whether or not they are measured by the wages, salaries or other remuneration or benefits paid to SELLER’s personnel; and (4) ensuring that any sub-contractor, vendor or sub-supplier shall comply with this Article.

SELLER shall be solely responsible for payment of all taxes levied, imposed, assessed or collected, at any time against the Goods, or parts thereof, or against SELLER GROUP in relation to the Purchase Order and the Goods by any governmental authority or which might have been levied, imposed, assessed or collected at any time notwithstanding BUYER having been required to withhold or having made payment of such taxes. For each jurisdiction in which SELLER and/or its subcontractors or vendors are obligated to report income and file a tax return, SELLER shall submit, and shall require that its subcontractors and vendors submit, all relevant documentation, file all relevant tax returns (including an income tax declaration, VAT, sales tax, payroll, etc.) and pay all relevant taxes to the appropriate governmental authority in accordance with applicable law. To the extent required under applicable law, BUYER shall inform the above authorities that the Purchase Order has been entered into and specify any payments made or due to SELLER hereunder.

30.	PAYMENT OF CLAIMS/LIENS: Whenever BUYER requests, SELLER shall furnish proof satisfactory to BUYER that all charges for material and/or labor have been fully paid. SELLER agrees to release, protect, defend, indemnify, and hold harmless BUYER and the Client from and against any and all liens, claims, or encumbrances for labor and/or material arising out of or related to this Purchase Order. In the event of any such claim, BUYER reserves the right to pay directly to any claimant the amount of such claim and any payments will be credited against any amount owed by BUYER to SELLER. If no amounts are then due to SELLER, then the amounts so paid shall be deemed a debt of SELLER to BUYER. To the maximum extent permitted by applicable law, SELLER agrees that, in consideration of BUYER awarding this Purchase Order to SELLER, SELLER shall waive any and all right to lien or encumber the Goods, BUYER’s and the Client’s property or vessels, and any hydrocarbon product associated therewith. SELLER acknowledges that in entering into this Purchase Order, SELLER shall look solely and exclusively to BUYER for payment and shall not rely on any statutory, common law or other right to lien or encumber any property of BUYER or any hydrocarbons associated therewith.

31.	SUBCONTRACTORS: SELLER expressly agrees to obtain BUYER’s written approval prior to subcontracting any work required to produce the Goods furnished under this Purchase Order.

32.	OFFSHORE REQUIREMENTS: SELLER shall comply with all applicable training, visa and other requirements prior to SELLER dispatching any SELLER personnel to a BUYER offshore location.

33.	CONSEQUENTIAL DAMAGES: Notwithstanding anything to the contrary contained elsewhere herein, neither SELLER nor BUYER shall be liable to the other for (1) any consequential, incidental, indirect or punitive damages of any kind or character under the applicable law of this Purchase Order, and (2) loss and/or deferral of production, loss of product, loss of use, loss of profit or anticipated profit (if any), loss of efficiency, loss of productivity, acceleration, or loss of revenue, in each case whether direct or indirect to the extent that these are not included in (1), and whether or not foreseeable at the execution of this Purchase Order (referred to as “Consequential Damages”) whenever arising under this Purchase Order or as a result of, relating to or in connection with the Goods furnished hereunder, and no claim shall be made by either SELLER or BUYER against the other or any member of their respective GROUPS or their subcontractors of any tier, other contractors, or insurers REGARDLESS OF WHETHER CAUSED OR BROUGHT ABOUT BY ANY NEGLIGENCE (INCLUDING ACTIVE,PASSIVE, SOLE, JOINT OR CONCURRENT NEGLIGENCE), THE UN SEA WORTHINESS OF ANY VESSEL, THE UN AIR WORTHINESS OF ANY AIRCRAFT OR ANY OTHER THEORY OF LEGAL LIABILITY, INCLUDING BREACH OF WARRANTY, BREACH OF CONTRACT, STRICT LIABILITY AND INCLUDING PRE EXISTING CONDITIONS.

BUYER shall release, protect, defend, indemnify and hold harmless all members of SELLER GROUP from and against any Consequential Damages claimed or asserted by any member of the BUYER GROUP against any member of SELLER GROUP arising out or relating to the provision of the Goods furnished under this Purchase Order and REGARDLESS OF WHETHER CAUSED OR BROUGHT ABOUT BY ANY MEMBER OF SELLER GROUP’S NEGLIGENCE (INCLUDING ACTIVE, PASSIVE, SOLE, JOINT OR CONCURRENT NEGLIGENCE), THE UN SEA WORTHINESS OF ANY VESSEL, THE UN AIR WORTHINESS OF ANY AIRCRAFT OR ANY OTHER THEORY OF LEGAL LIABILITY, INCLUDING BREACH OF WARRANTY, BREACH OF CONTRACT, STRICT LIABILITY AND INCLUDING PRE EXISTING CONDITIONS.

GENERAL TERMS ANDCONDITIONS OF PURCHASE

SELLER shall release, protect, defend, indemnify and hold harmless all members of BUYER GROUP and the Client from and against any Consequential Damages claimed or asserted by any member of the SELLER GROUP against any member of BUYER GROUP and the Client arising out or relating to the provision of the Goods furnished under this Purchase Order and REGARDLESS OF WHETHER CAUSED OR BROUGHT ABOUT BY ANY MEMBER OF BUYER GROUP’S OR THE CLIENT’S NEGLIGENCE (INCLUDING ACTIVE, PASSIVE, SOLE, JOINT OR CONCURRENT NEGLIGENCE), THE UNSEAWORTHINESS OF ANY VESSEL, THE UNAIRWORTHINESS OF ANY AIRCRAFT OR ANY OTHER THEORY OF LEGAL LIABILITY, INCLUDING BREACH OF WARRANTY, BREACH OF CONTRACT, STRICT LIABILITY AND INCLUDING PREEXISTING CONDITIONS.

34.	SELLER’S OBLIGATIONS: The SELLER shall do everything necessary to ensure that no person, property, right, right-of-way or privilege shall be injured, damaged or unreasonably infringed by reason of SELLER’s activities under the Purchase Order and all documents contained herein. Fire hazards shall be eliminated and the health of all persons employed in connection with the Purchase Order shall not be endangered. SELLER shall maintain the adequate medical supervision of all persons employed in connection with the Purchase Order and adequate sanitation measures in respect of the performance of the Purchase Order. SELLER shall observe and comply with all fire, safety, and security and other rules and regulations relating to the safe execution of the Purchase Order and shall be responsible for the observance thereof by its employees, workmen, agents and its subcontractors. During the execution of the Purchase Order, the SELLER shall furnish, free of charge, support and necessary conveniences at the SELLER’s and its subcontractor’s facilities to BUYER, including but not limited to secretarial service, telephone, facsimile, and office space.

35.	RIGHTS OF TECHNOLOGY: If the SELLER’s performance of this Purchase Order includes experimental design, development, or research work, and such work is paid for in whole or in part by BUYER, SELLER shall: (1) promptly disclose and assign to BUYER all technical data and computer software resulting, in whole or in part, from such work, including but not limited to all confidential designs, processes, know-how, trade secrets and inventions, whether or not patentable, resulting from such work (collectively the “Developed Technology”); (2) use the Developed Technology only in the performance of this Purchase Order; (3) maintain the Developed Technology in strict confidence using the same care as SELLER uses to protect its own proprietary information; (4) not disclose the Developed Technology to any third party; and (5) execute such documents and take such actions as BUYER may consider appropriate to vest in BUYER exclusive title to the Developed Technology.

36.	RIGHTS OF THIRD PARTIES: The Contracts (Rights of Third Parties) Act 1999 shall not apply except for conferring on third parties the benefit of the indemnities and releases of liability specifically granted to such third parties in articles 10, 11, 12, 19, 29, 33, 37 and 39 and as specifically stated elsewhere herein in relation to BUYER’s Client(s).

37.	ANTI-CORRUPTION COMPLIANCE: SELLER warrants that, in connection with the execution of this Purchase Order, SELLER shall comply with Applicable Anti-corruption Laws as defined below. SELLER represents and warrants that it has not corruptly made, offered, paid, promised or authorized, and will not corruptly make, offer, pay, promise or authorize, the payment or gift of money or anything of value directly or indirectly to any person, including any Public Official, as defined below, for the purpose of: (1) influencing any act or decision of the person or Public Official in his or her official capacity; (2) inducing the person or Public Official to do an act in violation of a lawful duty; or (3) inducing the person or Public Official to influence the act or decision of a government or government instrumentality, in order to assist SELLER or BUYER in obtaining or retaining business or securing any improper advantage, including any license, permit, government authorization or any decision related to BUYER or this Purchase Order.

Disclosure Controls and Procedures.

SELLER agrees and undertakes that in connection with this Purchase Order and in connection with any other business transactions involving BUYER and SELLER and the jurisdiction in which the Goods are supplied, SELLER has applied, and will apply, effective disclosure controls and procedures.

Continuing Effect and Survival of Representation, Warranties and Covenants.

All of the foregoing representations, warranties and covenants shall be continuing in effect and shall survive for a period of five (5) years after completion, expiration, or termination of the Purchase Order. SELLER shall be obliged to immediately inform BUYER if any of the foregoing representations and warranties ceases to be accurate, in whole or in part.

Right of Termination Due to Evidence of Violations.

In the event BUYER has any reasonable basis to believe SELLER may not be in compliance in any material way with the undertakings and/or requirements set forth in this Article 37, BUYER shall advise SELLER in writing of its belief and SELLER shall fully cooperate with any and all inquiries undertaken by or on behalf of the BUYER. Without prejudice to any other rights the BUYER may have hereunder, under the Purchase Order or at law (including, as applicable, the right of damages for breach of contract), BUYER shall have the right to terminate this Purchase Order with immediate effect if any of the foregoing agreements, representations, warranties, covenants, undertakings, or requirements set forth in this Article 37 have not been complied with or fulfilled by SELLER.

Indemnity for Violation or Breach.

SELLER agrees to be responsible for and assume all liability for and hereby agrees to release, protect, defend, indemnify and hold harmless all members of BUYER GROUP and the Client from and against any loss, cost, expense (including reasonable attorney’s fees), claim, liability, suit, judgment, award, penalty, fine or damages of whatever nature resulting from any violation or breach by SELLER of Applicable Anti Corruption Laws, or any of the representations, warranties or other obligations contained in this Article 37.

Defined Terms.

“Applicable Anti-corruption Laws” shall mean: (1) Japan Unfair Competition Prevention Law (“UCPL”); (2) the U.S. Foreign Corrupt Practices Act (“FCPA”); (3) the U.K. Bribery Act 2010; (4) any other applicable legislation implementing either the United Nations Convention Against Corruption or the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; (5) anti-corruption laws of any applicable territory; and (6) all applicable laws dealing with bribery, extortion and kickbacks.

“Public Official” shall mean: (1) any official, officer, employee or representative of (a ) any federal, state, provincial, territory, county or municipal government or any department or agency thereof, (b) any public international organization or any department or agency thereof, or (c) any company or other entity owned or controlled by any government; (2) any political party or party official; and (3) any candidate for political office.

38.	EXPORT CONTROLS: Unless otherwise directed by BUYER, SELLER shall be responsible for determining all export licensing requirements and obtaining all necessary export licenses and authorizations as required by Applicable Laws. In such circumstances, SELLER shall utilize an export agent or freight forwarder to facilitate the export of the Goods or any portion thereof, and SELLER shall be solely and exclusively responsible for providing written authorization or power of attorney to its export agent or freight forwarder so that SELLER’s export agent or freight forwarder can act on SELLER’s behalf. Copies of the written authorization or power of attorney given by SELLER to SELLER’s export agent or freight forwarder must be delivered to BUYER as a condition to the transfer of the Goods or any portion thereof by SELLER to BUYER or SELLER’s export agent or freight forwarder. SELLER’s or its sub-supplier’s export agent or freight forwarder shall be listed on all export documents as the Principal Party in Interest and/or Exporter, and SELLER and SELLER’s export agent or freight forwarder shall assume all responsibility for the proper handling, classification, and exporting of the Goods or any portion thereof sold by SELLER to BUYER. Upon written request from BUYER, SELLER’s export agent or freight forwarder, SELLER shall provide all necessary and sufficient technical information to assist BUYER, SELLER’s export agent or freight forwarder in determining the export classification status of the Goods or any portion thereof.

SELLER shall be responsible for filing for and obtaining all such export licenses and authorizations for all goods, materials and intellectual property relating to the sale of the Goods by SELLER to BUYER and SELLER shall release, protect, defend, indemnify and hold harmless all members of BUYER GROUP and the Client from and against any loss, cost, expense (including reasonable attorney’s fees), claim, liability, obligation to indemnify another, suit, judgment, award, penalty, fine or damages on account of failing to file for and properly obtain all such export licenses and authorizations for all goods, materials and intellectual property relating to the sale of the Goods by SELLER to BUYER.

39.	SANCTION: SELLER represents and warrants that neither it, nor any individual or entity owning 50% or more of SELLER or in any other way controlling SELLER directly or indirectly, nor any of SELLER’s subcontractors and vendors of any tier, is listed on a Trade Control List (defined hereinafter), or owned (in whole or in part) or otherwise controlled, directly or indirectly, by any individual, organization or entity listed on a Trade Control List. Seller undertakes to immediately notify BUYER in writing should it become aware of any changes in this respect.

In the event SELLER or a party owning 50% or more of SELLER or that in any other way controls SELLER (directly or indirectly), is or becomes listed on any Trade Control List, this shall be regarded as a material breach of this Purchase Order and BUYER shall have the right to terminate this Purchase Order with immediate effect.

SELLER shall release, protect, defend, indemnify and hold harmless all members of BUYER GROUP and the Client from and against any loss, cost, expense (including reasonable attorney’s fees), claim, liability, obligation to indemnify another, suit, judgment, award, penalty, fine or damages of whatever nature resulting from any violation or breach by SELLER of the above representations and warranties and in any case of the termination set forth in this Article 39.

Defined Terms.

“Trade Control List” means any list of sanctioned individuals, organizations or entities adopted, maintained or enforced under any Sanctions (including U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department) or Export Controls Laws (including, without limitation, the United States List of Specially Designated Nationals and Blocked Persons, Denied Persons, Unverified, and Entity Lists, the European Union consolidated list of restricted parties, and any list of parties designated under United Nations Security Council Resolutions).

40.	Human Rights: Regarding human rights, SELLER agrees to comply with the Specific Human Rights Provisions set for in Exhibit 1.

GENERAL TERMS AND CONDITIONS OF PURCHASE

Exhibit 1 Human Rights

1.	DEFINITIONS

1.1	Accommodation means any accommodation or housing provided or recommended by or on behalf of SELLER to Workers, including any site on which Accommodation is located.

1.2	Child means a person under the age of 15, the minimum age for employment under applicable laws, or the age for completion of compulsory education under applicable laws, whichever is the higher, and Children shall be construed accordingly.

1.3	Discrimination means any forms of unjust or prejudicial treatment, victimisation or harassment (whether physical, sexual or psychological) against any person including in relation to (but not limited to) gender, race, colour, religion, ethnic, national or social origin, marital status, sexual orientation, political or other opinion, union membership, nationality, property, birth or other status including health status, disability, or age, and Discriminated and Discriminate shall be construed accordingly.

1.4	Exceptional Circumstances means circumstances faced by SELLER which warrant imposing, by necessity and for a short, temporary period only, working hours requirements of Workers beyond what is permitted in Article 13.2 hereinbelow including unexpected production peaks, accidents or emergencies on site where the Work is taking place, SELLER’s premises or at the Accommodation.

1.5	Hazardous Work means, but is not limited to, work which exposes a Child to physical, psychological or sexual abuse; work underground, under water, at dangerous heights, or in confined spaces; work with dangerous machinery, equipment and tools, or which involves the handling or transport of heavy loads; work in an unhealthy environment (including exposure to hazardous substances, agents or processes, temperatures, noise levels or vibrations potentially damaging to health); and/or work under particularly difficult conditions such as work for long hours or at night or where a person is unreasonably confined to the site where the Work is taking place, the Accommodation or the premises of SELLER.

1.6	Human Rights means all internationally recognised human rights including those set out in the Universal Declaration of Human Rights (1948), the International Covenant on Civil and Political Rights (1966), the International Covenant on Economic, Social and Cultural Rights (1966), the International Labour Organisation Declaration on Fundamental Principles and Rights at Work, the International Labour Organisation Protocol of 2014 to the Forced Labour Convention, 1930, the International Labour Organisation Forced Labour (Supplementary Measures) Recommendation, 2014 (No. 203) and, where relevant, United Nations instruments on the rights of indigenous peoples, women, national or ethnic, religious and linguistic minorities, children, persons with disabilities, and migrant workers and their families, in addition to the principles of international humanitarian law in the context of armed conflict.

1.7	Leave means permitted periods of paid absence for Workers.

1.8	Migrant Worker means a person who is to be engaged, is engaged or has been engaged in a remunerated activity in a state of which he or she is not a national.

1.9	Work means any and all of SELLER’S activities associated with the provision of the Goods to BUYER as described in the Purchase Order.

1.10	Worker means any person employed or engaged by SELLER inrelation to the Work.

1.11	Worker Protections means the matters set out in Articles 2 to 17 of these Specific Human Rights Provisions and SELLER’s obligations in respect of those matters.

1.12	Worst Forms of Child Labour means all forms of slavery or practices similar to slavery, such as the sale and trafficking of Children, debt bondage and serfdom and forced or compulsory labour, including forced or compulsory recruitment of Children for use in armed conflicts or in any activities which involve the carrying or use of firearms or other weapons; the use, procuring or offering of a child for prostitution, for the production of pornography or for pornographic performances; the use, procuring or offering of a Child for illicit activities, in particular for the production and trafficking of drugs; and Hazardous Work or any other work which, by its nature or the circumstances in which it is carried out, is likely to harm the health, safety or morals of Children.

2.	COMPLIANCE WITH APPLICABLELAWS

2.1	SELLER shall at all times comply with applicable laws. Where the Worker Protections impose requirements on SELLER that are more onerous than applicable laws, the requirements of the Worker Protections shall be complied with, unless this would cause SELLER to infringe applicable laws, in which case SELLER shall seek ways to uphold the Worker Protections to the greatest extent possible and notify the BUYER.

2.2	SELLER shall conduct the Work and shall undertake all activity ancillary to the Work (including the recruitment and employment of Workers and procurement of goods and services for the Work) in conformity with Human Rights and the Worker Protections and shall remedy any areas of non-conformity (“Non-conformity”) in accordance with these Specific Human Rights Provisions.

3.	FLOW THROUGH PROVISIONS

3.1	SELLER shall require that any subcontractor with whom SELLER enters or has entered into an agreement for the supply of goods or services, in connection with performance of the Purchase Order:

(a)	agrees to and complies with contractual provisions substantially identical to the Workers Protections; and

(b)	ensures that its contractors and subcontractors, insofar as involved in performance of the Purchase Order, agree to, and comply with contractual provisions consistent with the Workers Protections.

4.	DUE DILIGENCE AND GRIEVANCE MECHANISMS

4.1	SELLER shall conduct due diligence in accordance with Article 9.2 hereinbelow and, without prejudice to the generality of that section, shall implement effective policies and internal risk management and reporting systems necessary to ensure its compliance with Worker Protections, and shall provide comprehensive training to Workers and other relevant SELLER Group personnel on matters relating to such compliance.

4.2	SELLER shall provide Workers and any other third party who may be impacted by the Work with access to confidential, effective, and rights-compatible grievance mechanisms. In addition, SELLER shall inform Workers of the existence of, and enable access to, the BUYER’s compliance/ethics hotline, which is available at https://modec.ethicspoint.com/.

4.3	SELLER shall maintain records of steps taken to comply with its obligations under this Article 4 herein and the Worker Protections and shall provide the BUYER with prompt access to such records on request.

GENERAL TERMS AND CONDITIONS OFPURCHASE

Exhibit 1 Human Rights

5.	REMEDIATING NON-CONFORMITY

5.1	Any Non-conformity identified at the time of entry into this Purchase Order has been recorded in an initial improvement plan acceptable to the BUYER, including established milestones for SELLER to remedy the Non-conformity (“Initial Improvement Plan”).

5.2	If, after the date of this Purchase Order, SELLER, BUYER, or any third party identifies a Non-conformity, SELLER shall on its own initiative or upon BUYER’s request, promptly identify and implement actions necessary to stop and remedy such Non-conformity which, if acceptable to the BUYER (acting reasonably), shall be included in an update to the Initial Improvement Plan (if applicable) and implemented in accordance with agreed milestones (an “Improvement Plan”).

5.3	The Improvement Plan shall take into account any reports provided by BUYER of monitoring carried out by BUYER in accordance with Article 7.1 [Monitoring] hereinbelow.

5.4	Any Non-conformity not recorded in the Initial Improvement Plan shall be reported by SELLER to the BUYER without undue delay upon its identification by or notification to the SELLER. SELLER shall ensure that Workers can speak of or report any concerns regarding Non-conformity (including to the BUYER), without the risk of negative repercussions.

5.5	SELLER shall take all steps that are necessary and appropriate to remedy any Non-conformity in accordance with the Initial Improvement Plan and any Improvement Plan (as applicable) and shall bear all associated costs.

5.6	BUYER takes no control over or in respect of the design or implementation of the Implementation Plan by SELLER.

6.	NOTIFIABLE INCIDENTS

6.1	Notwithstanding the generality of Article 5 [Remediating Non-Conformity] here in above, SELLER shall notify BUYER of any the following (each a “Notifiable Incident):

(a)	on an immediate basis, a fatality or serious injury in the Accommodation or in connection with the Work or any fatality or serious injury of a Migrant Worker (regardless of where this takes place);

(b)	on an immediate basis, any instance of or grounds to suspect Modern Slavery ( as defined in Article 16) or Child labour within the workforce of the SELLER or its subcontractors); and

(c)	on a monthly basis, any instance where any Worker works more than 14 days without a rest day and/or more than 60 hours in any 7-dayperiod.

6.2	Where a Notifiable Incident has occurred, an Improvement Plan shall be adopted and implemented promptly by SELLER in accordance with Article 5 [Remediating Non- Conformity] hereinabove.

7.	MONITORING

7.1	BUYER and/or its authorised third- party representative shall, at its sole discretion, be entitled to monitor and evaluate SELLER’s conformity with the Worker Protections by taking such steps as the BUYER may consider appropriate for such purposes, including to perform audits and undertake unannounced inspections (without advance notice) and/or to conduct interviews with freely selected Workers, at the premises of SELLER and/or the site where the Work is taking place, the Accommodation and/or other locations where Work is carried out.

7.2	SELLER can request BUYER to share findings from such audits with SELLER, provided such audit reports are not subject to confidentiality obligations.

7.3	SELLER shall cooperate in and facilitate such monitoring and/or evaluation by or on behalf of the BUYER, including by responding in a timely fashion to any request for information and/or for access to property and/or personnel.

7.4	SELLER shall ensure and be able to demonstrate to there as on able satisfaction of BUYER that there are no negative repercussions towards any Worker who raises disclosures in any grievance, audit, monitoring or inspection process.

7.5	Nothing in this provision nor the Worker Protections shall create any duty to monitor SELLER or its implementation of and compliance with the Worker Protections.

8.	CONSEQUENCES OF BREACH OF WORKER PROTECTIONS

8.1	The following may, at BUYER’s sole discretion and on the provision of notice to SELLER, be treated as a material breach of the Purchase Order which gives BUYER the right of terminating the Purchase Order for SELLER’S default:

(a)	a Non-conformity is not remedied by SELLER within a reasonable time, whether in accordance with the Initial Improvement Plan or other Improvement Plan (as applicable) or otherwise; and/or

(b)	SELLER is unable or unwilling to perform the Purchase Order in accordance with the Worker Protections.

9.	HUMAN RIGHTS

9.1	SELLER shall perform its obligations under the Purchase Order with respect for Human Rights and consistently with the United Nations Guiding Principles on Business and Human Rights (2011) (“UNGP”).

9.2	Without prejudice to its obligations under Article 4.1 hereinabove or the generality of the obligations under Article 9.1 hereinabove, SELLER shall conduct due diligence to identify, address and where appropriate remedy adverse Human Rights impacts in accordance with the UNGP, including (without limitation) in respect of the use of, and impact on, land, water and other natural resources.

10.	EMPLOYMENT CONTRACTS

10.1	SELLER shall ensure that all Workers are provided with a written employment contract, in a language understandable to the Worker and voluntarily signed by the Worker (the “Employment Contract”), prior to the Worker performing tasks in relation to the Work, at the site where the Work is taking place or at SELLER’s premises or, in the case of Migrant Workers, in accordance with Article 10.3 hereinbelow.

10.2	The Employment Contract must comply with applicable laws and the Worker Protections. It must include details of wages, payment frequency, any deductions, benefits, working hours, Leave, sick pay, and/or parental Leave provisions.

GENERAL TERMS AND CONDITIONS OF PURCHASE

Exhibit 1 Human Rights

10.3	Where Migrant Workers are arriving from their sending or home country for employment in connection with the Work, the Employment Contract must be signed by each Migrant Worker in the sending or home country and before the Migrant Worker’s arrival in the country in which the Migrant Worker works.

11.	ENSURING FAIR TREATMENT AND NON-DISCRIMINATION

11.1	SELLER shall not tolerate any forms of Discrimination including in relation to hiring, employment terms, remuneration, access to training, promotion, termination, retirement procedures and/or any other employment-related decisions and must be able to demonstrate how it monitors the equal and fair treatment of Workers, identifies and addresses Discrimination in respect of Workers.

11.2	In relation to Workers who are or maybe come pregnant, SELLER must implement policies and processes to ensure that Workers:

(a)	are not subjected to pregnancy testing except where required by applicable laws or prudent for workplace or the Worker’s safety;

(b)	shall not suffer Discrimination by reason of their pregnancy, including on the basis of any test results;

(c)	during their pregnancy, are allowed paid Leave to enable them to attend medical appointments related to pregnancy, as well as working hours and work content consistent with the safety and wellbeing of the Worker and the unborn child; and

(d)	are entitled to Leave of not less than 14 weeks after the delivery of their child with appropriate compensation(“Pregnancy Leave”).

12.	PROVIDING SAFE, HEALTHY AND SECURE WORKPLACES AND ACCOMMODATION

12.1	SELLER shall provide and maintain a safe and secure working environment for Workers in accordance with applicable laws and the BUYER’s health, safety, security environment and quality policies and standards (“Safety Standards”).

12.2	SELLER shall:

(a)	ensure that Accommodation is located in a safe neighbour hood and is secure, with sufficient emergency exits from the Accommodation;

(b)	facilitate safe passage or transport for Workers to and from their place of work; and

(c)	provide Workers with adequate living space, secure storage for valuables, hygienic food storage, adequate toilet and washing facilities (including hot water), ventilation and clean drinking water.

12.3	SELLER shall implement any security arrangements in relation to the Work, the site where the Work is taking place and/or Accommodation consistently with the Voluntary Principles on Human Rights and the Safety Standards.

12.4	Workers must not be restricted from leaving or entering the Accommodation at anytime.

13.	WAGES, WORKING HOURS AND LEAVE

13.1	SELLER shall provide Workers with non-discretionary contractual compensation under their Employment Contract for work done including wages, overtime paid at a premium of not less than 125% of the rate of pay for standard hours, and paid Leave, which (excluding any bonuses) is sufficient for their basic needs (“Nondiscretionary Compensation”) and which complies with applicable laws and Human Rights, whichever provides higher compensation, and discretionary pay such that workers should receive enough pay to support their well-being and that of their families, including food, clothing, housing and medical care and necessary social services.

13.2	SELLER shall ensure Working Hours, excluding overtime, shall not exceed 48 hours in a7-day period.

13.3	SELLER shall ensure that Working Hours, including overtime, shall not exceed 60 hours in a 7-day period. Working Hours exceeding 60 hours in a 7-day period is only permitted where (i) permitted by applicable laws and/or by a collective agreement freely negotiated with a workers’ organisation representing a significant portion of the workforce (whichever sets a standard more favourable to Workers), or (ii) SELLER can demonstrate, to BUYER’s satisfaction, that Exceptional Circumstances apply, provided always for both (i) and (ii) that appropriate safeguards shall be taken to protect the Workers’ health and safety. To this effect, SELLER should design and implement a Working Hours reduction plan with the aim of reducing Working Hours. Where SELLER considers that Exceptional Circumstances apply, these shall be notified promptly to BUYER, stating the reasons that such Circumstances have arisen.

13.4	SELLER shall ensure that Workers shall have at least one non-working day in every 7-day period or two days off in every 14-day period, and Workers shall be free to determine how and where such non-working time is spent.

13.5	SELLER shall not:

(a)	make deductions from Non-discretionary Compensation, including as a disciplinary measure; or

(b)	Discriminate or retaliate against Workers if they decline to carry out overtime.

13.6	SELLER must ensure that, during Leave or other absence permitted by the Employment Contract, Migrant Workers are free to travel to their sending or home countries without any penalty or threat of termination.

13.7	SELLER must procure that Migrant Workers have the ability (including but not limited to the financial ability) to return to their sending home countries at least every two years.

14.	RESPECTING FREEDOM OF ASSEMBLY,ASSOCIATION AND THE RIGHT TO COLLECTIVE BARGAINING

14.1	SELLER shall recognise and respect, without Discrimination, Workers’ right to freedom of assembly and association, to organise, form trade unions and to collective bargaining consistent with applicable laws and Human Rights.

14.2	If the rights and freedoms referred to in Article 14.1 herein are restricted by applicable laws, SELLER shall ensure that it effectively facilitates alternative means of Worker representation and dialogue between SELLER and Workers, such as through Workers committees or forums, where Workers (but not management) are able to nominate candidates to represent Workers.

GENERAL TERMS AND CONDITIONS OF PURCHASE

14.3	SELLER shall inform Workers that they are free to join or not join workers’ organisations.

15.	PREVENTING CHILD LABOUR AND PROTECTING YOUNG WORKERS

15.1	SELLER shall not employ or use Child labour in relation to the Work.

15.2	SELLER shall ensure that no Child or any Worker under the age of 18 performs or is exposed to the Worst Forms of Child Labour.

15.3	SELLER warrants that SELLER does not employ or use any form of Child labour and SELLER has taken appropriate steps to ensure that there is no form of Child labour employed or used within its business or in its supply chains.

16.	MODERN SLAVERY

16.1	SELLER shall:

(a)	prohibit and ensure that SELLER does not employ or use any form of forced, bonded or compulsory labour, other forms of slavery or human trafficking or the Worst Forms of Child Labour (“Modern Slavery”); and

(b)	take appropriate steps to ensure that there is no form of Modern Slavery employed or used within its business or in its supply chains.

16.2	SELLER warrants that SELLER does not employ or use any form of Modern Slavery and SELLER has taken appropriate steps to ensure that there is no form of Modern Slavery employed or used within its business or in its supply chain.

16.3	SELLER shall:

(a)	ensure that no Worker shall pay fees of any type, including charges, costs, taxes, deposits, commission or other financial obligations, that are associated with the recruitment process, or any employment eligibility fee, regardless of the time, manner, or location of imposition or collection of the fee (“Recruitment Fees”);

(b)	be able to demonstrate that all Recruitment Fees have been paid by SELLER and have not been paid by the Worker; and

(c)	ensure that any Recruitment Fees paid by the Worker are reimbursed fully by SELLER immediately upon their arrival at the site where the Work is taking place, SELLER’s premises, or the Accommodation.

16.4	SELLER shall:

(a)	not retain identity papers, travel documents or workers permits as a condition of employment;

(b)	ensure that Workers should be able to keep their identity papers, travel documents or work permits in a safe personal space of their own, which they can personally access at any time without authorisation or request to any other person; and

(c)	not prevent Workers from leaving or entering the Accommodation at any time.

17.	CONFLICT MINERALS

17.1	Notwithstanding the generality of the obligation at Article 4 [Due Diligence and Grievance Mechanisms] and Article 9.2 [Human Rights] above, SELLER shall exercise due diligence and establish and maintain policies and procedures designed to ensure that any minerals used in its business or in any of part of its supply chain (i) do not directly or indirectly finance or benefit armed groups that are perpetrators of serious Human Rights abuses, and (ii) are not extracted using unsustainable mining practices (including, but not limited to, excavation and extraction, refining, transportation and trading) in accordance with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas.

GENERAL TERMS AND CONDITON OF PURCHASE BETWEEN

Offshore Frontier Solutions Pte Ltd.

&

VME Process, Inc

ATTACHMENT A- SPECIAL CONDTION OF PURCHASE

MODEC General Terms and Condition of Purchase Rev 05, (26 April 2024) v1

The following Special Condition of Purchase hereby amend the General Terms and Condition of Purchase as set forth hereto

S/No.	Description	Amendment/Revision

1.	Article 13: Assignment & Novation

The Article 13 shall be replaced in its entirety as follows:

“13.1 Assignment: Any assignment of this Purchase Order or of any rights of hypothecation thereof in any manner, in whole or in part, by operation of law or otherwise, without the prior written consent of BUYER shall be void. Upon prior written notice to SELLER, BUYER may assign this Purchase Order and all rights hereunder to any member of BUYER GROUP and/or the Client, whereupon said assignee shall have all of the rights of BUYER under this Purchase Order.

13.2 Novation: Any novation of this Purchase Order in any manner in whole or in part, by operation of law or otherwise, without the prior written consent of BUYER shall be void. Upon prior written notice to SELLER, BUYER may novate this Purchase Order hereunder to any member of BUYER GROUP and/or the Client.

MEMORANDUM OF UNDERSTANDING

Appendix 2

Commercial Conditions

MEMORANDUM OF UNDERSTANDING

2.0 Agreed Terms:

S/N	Item	Description
1	Schedule acceleration & early completion	MODEC Design Parameters (refer to note-1) will be finalized at Final Technical Clarification/Bid Phase to allow VME to initiate project execution activities (refer to note-2) upon MODEC PO award

**note 1
Process Design Data
- Design Pressure
- Design Temperature
- Feed Conditions
- Fluid Properties

Mechanical Design Data
- Applicable Design and Construction Code (ASME Sec 8 Div 1 or 2)
- Blast Loads
- Nozzle External Loads
- Site Conditions and Vessel Motions
- Material selection

**note 2
-PO issuance to fabricator within l~2weeks
- GAD and Mechanical calculation within 2weeks after PO issuance
-fabricator to issue POs for cladded shell and head plates within 2weeks

2	Warranty Period	Twenty-Four (24) months from the date of delivery or twelve (12) months from first oil, whichever is longer. The end-date of each warranty period will be reviewed and agreed by both parties for each project, and the agreed end-date of each warranty period shall be set out in the Purchase Order.

MEMORANDUM OF UNDERSTANDING

3	Critical Document Submission	Refer Annexure 2.1

4	2 Years Spare Part List

•     Supplier have agreed to provide a preliminary 2-year spare part list with itemized pricing during proposal stage.

•     G09 to be submitted and finalized 4weeks after production commence

•     MODEC request 12months validity

5	Payment Terms	45 days

6	Payment Milestone	Milestone#1
upon submission of PO acknowledgement, SBLC (10% of the PO value valid until end of warranty period, in Buyer’s mutually agreed format) and all critical documents (GOl-Preliminary Project Plan/Schedule, G03-Supplier Drawing & Document Register (SDDR) in Modec Format, G14-0utline - General Arrangements, Q03-lnspection & Test Plan (ITP), G21- Vessels & Power Unit Data Sheets, J19- Power Distribution Consumption

Milestone#2
upon placement of orders for critical items (vessels, vessel internals, transformers, control panel). Upon submission of G14- Outline - Vessel & Power Units General Arrangements and submission of unpriced copy of Purchase Orders as supporting docs

Milestone#3
upon receipt of shell & heads for vessels and vessel internals at vessel fabricator facility with Delivery Note as supporting docs. and completion of painting, hydro test/FAT procedures (code 1 or 2), ITP (code 1 or 2), PQR, WPS, GAD (code 1 or 2)

MEMORANDUM OF UNDERSTANDING

Milestone#4
upon successful completion of the hydro test of vessels with reports for support

Milestone#5
upon submission and acceptance of all documents by Buyer with code 2 status minimum code 2 status (approval with comments), except final MDR(CO2) and Certificates (C03-C44), Final 2 Years Spare list prior to Delivery

Milestone#6
upon completions of FAT with zero punch list on Major categories (category level to be defined and mutually agreed upon) and completion of 100% delivery (FOB Port, Incoterms 2020) with all required shipping documents including Inspection Release Note

Milestone#7
submission & acceptance of all SDRL documents (code 1), receipt and acceptance of hard copy MDR by Modec and not later than 4 weeks from submission of final MDR (CO2), submission of signed change order acknowledgements, a report on lesson learned and mutually agreed and signed PO close out form

Payment structure will be maintained and the weightage of each milestone to be discussed during project execution phase

MEMORANDUM OF UNDERSTANDING

7	Sub supplier Management and list of Sub vendors	Refer Annexure 2.2

8	Incoterm	FOB Port

9	Logistics Requirement

1. Certificate of Origin issued by Chamber of Commerce will be issued for all shipment going to China.

2. Export packing with heat treated wooden case with ISPM 15 Stamped is required for all packing. Otherwise, fumigation with Certificate is required.

3. No plywood will be used for packing only hard wood is accepted. The packing must be reasonable designed for the weight and properties of the goods.

4. Supplier will provide the shipping document in MODEC’s format.

10	Expediting Requirement

1. Progress Report will be submitted bi-weekly. Format to be approved by MODEC.

2. Supplier agrees to pack the material as per destination provided by MODEC and packed separately for each destination. The destination is subject to change and items should be packed as per latest info by MODEC.

11	Volume Discount	Refer Annexure 2.3

12	Supplier Scorecard	Refer Annexure 2.4

13	Liquidated Damage	Refer Annexure 3

MEMORANDUM OF UNDERSTANDING

Annexure 2.1 Critical Documents

94-9960 Critical Drawings and Documents (To be issued and minimum “Approved with Comments” before manufacturing can start)

SDRL CODE	SDRL CODE DESCRIPTION	WITH BID	FRA	FIO	Data Book	Native File	As-Built
Q02	PROTECT QUALITY PLAN		+4A		✓
Q03	INSPECTION AND TEST PLAN (ITP)	✓	+4A		✓
G01	PRELIMINARY PROJECT PLAN / SCHEDULE	✓	+2A		✓
G03	SUPPLIER DRAWING & DOCUMENT REGISTER (SDDR) (IN COMPANY FORMAT)	✓	+2A		✓	✓	✓
G14	OUTLINE - GENERAL ARRANGEMENTS	✓	+4A		✓	✓	✓
Gl5	CROSS-SECTIONAL DRAWINGS		+12A		✓		✓
G16	DERAIL DRAWINGS DETAIL DRAWINGS (INCLUDES ONTERN.AL DRAWINGS. VALVE DRAWINGS)		+12A		✓		✓
G17	DESIGN CALCULATIONS (PROCESS & MECHANICAL)	✓	+4A		✓
G19	UTILITY CONSUMPTION LIST	✓	+4A		✓
G21	DATA SHEETS	✓	+4A		✓		✓
G27	WEIGHTS & LOADS	✓	+8A		✓		✓
G33	SUB-SUPPLIER LIST		+8A		✓
G35	HEAD FORMING PROCEDURE		+6A		✓
E01	ELECTRICAL GENERAL ARRANGEMENT DRAWINGS		+12A		✓		✓
E02	ELECTRICAL WIRING DIAGRAM		+12A		✓	✓	✓
C07	WELDING PROCEDURE SPECIFICATIONS- (WPS)		+8A		✓
COS	WELDING PROCEDURES QUALIFICATION (WPQR)		+8A		✓
CIO	NDT PROCEDURES		+8A		✓
C12	WELD AND NDT IDENTIFICATION DIAGRAMS		+8A		✓
H03	HSE PLAN		+2A

MEMORANDUM OF UNDERSTANDING

Annexure 2.2 Sub Suppliers List (for reference and to be agreed by project)

Tanks, Vessel and Internals

Type of Supply	Supplier
Pressure vessel	AMC, Vesseltech, KNM, Mset, PT Profab, , Bomesc, Jutasama, HES, Eco Tower, PT Utraco, Interger, Dynaciate, PT Citra, PT Translindo, Himile, Morimatsu, MMD Offshore
FRP Tanks	Yunku FRP, Win Fung, Hexagon Tower
Process Internals	VME, Sulzer, Rhine Rhur
Mercury Adsorbent	Schlumberger, Johnson Matthey, Honeywell
H2S Adsorbent	Schlumberger, Johnson Matthey
Mol Sieve Adsorbent	Grace
Sulphate Removal Membranes	Dupont
Reverse Osmosis Membranes	Dupont
CO2 Removal Membrane	Fujifilm Apura
Ultrafiltration Membrane	Dupont MEV or Dupont Inge, Pentair X-Flow
Membrane Deaeration Membranes	3M Liqui-Cel, Dupont
Vacuum Deaerator Internals	Edwards, ETA
Membrane Pressure Vessel	Codeline, BEL
Automatic Backwashed Filter	Hydac, Amiad, Fluytec, RP Adam, Eaton, Boll Filter, Tekleen, Forsta Filters, Lenzing, MKG
Filters	Pall, Parker, Amazon, Eaton, Kenson, Hydac, Peerless, Porous Media, Velcon, Jonell, Independent Technology, Eads, CPS Filter
Deoiler & Desanding Liners	eProcess, Enhydra, Krebs
Filter Nozzles	Wassertechnische Gesellschaft
Strainers & Screens	Eaton, GFSA, Inline Flow Specialty, Kenson, Procedyne DM Engineering India, Aliogaz Kukuh, Islip Flow Control
Accumulators & Pulsation Dampeners (bladder)	Hawk, Hidracar, Hydac, Saip

MEMORANDUM OF UNDERSTANDING

Heat Transfer

Type of Supply	Supplier
Electric Heater	Vulcanic, Integrated Flow Solutions, Chromalox, CCI, Sandvik, Dongfang Dfiniti Exheat
API 560 Fired Heaters	Optimized Process Furnaces, Scelerin Heaters, Tulsa, Devco Heaters, Broach, Thermal Process, Heatec, Scelerin Heaters, Thermal Global
Fin Fan Air Cooled Heat Exchangers	Kelvion, Hamon, Heatec, HED, HESCO, SKP thermal, Integasa, United Cooling
Plate & Frame Heat Exchangers	Kelvion, Aalborg, S&W, Spirax Sarco, Heat Transfer Services, Heat Con, Sondex, Hans Leffer, Alfa Laval, Hisaka Corporation, Tranter
Heat Exchangers - Plate & Shell	Procint, SPX, GEA, Vahetrus, Alfa Laval, Tranter
Heat Exchangers - Brazed Plate	Linde, Kelvion, Hisaka Corporation
Shell & Tube/Kettle Type Heat Exchangers	Hesco, Heatec, Hisaka, HED, Integasa, Gulf Coast, United Cooling, EPCM Industries
Printed Circuit Heat Exchanger	Heatric
Heat Tracing System	Supermec
Air Handling Units	South Korea, China
Fans	Italy, South Korea, Denmark, Spain
Fluid coils	UK, Norway, Italy
Hot water fan heaters	Denmark, Sweden
Actuated Shut off dampers	Finland, UK
Fire and Fire & Gas dampers	Finland, UK

MEMORANDUM OF UNDERSTANDING

Piping and Fittings

Type of Supply	Supplier
SDSS Piping & Fittings	Europe, Singapore
GRE Piping & Fittings	NOV Amerstrand Malaysia, Future Pipe Indonesia/Dubai
HDPE, PVC, PVDF	George Fisher
FRP Piping & Fittings	Yunku FRP
Alloy/CS Pipe	Benteler, Kobe Steel, Kobelco, NSSMC, Outokumpu, Posco, Seah, Schoeller Bleckmann, Tubacex, Tubos Reuni dos, Vallourec_Brazil/Europe, Zhejiang Jiuli, AMSA, Anhui, APC, Arcelor, Baosteel, BFE, Chumotov, Corus Tube, CSST Chengdu, Da Imine, EBK, Eisen bau Kramer, Fengbao, Heng Yang, Huayou, Huludao, Husteel, Hyundai HYSCO, Inco, Interpipe, ISMT, Jiangyin Steel Pipe, JST, Kawasaki, Kuze, LS Metal, Mittal Iscor, Mittal Roman, Nan Fang, Nas Toa, Pangang Group Chendu Steel, PCK, Productos Tubulares, Saudi Steel Pipe, Siderca, Tianda, Tianjin, TPCO, US Steel Metal, Walsin, Wuxi SP, Yangzhou Lontrin Steel Tube, Yulong, YYC, Zelezamy, Zhenda

MEMORANDUM OF UNDERSTANDING

Type of Supply	Supplier
High Alloy Pipe (Austenitic- Stainless)	Benteler, Kobe Steel, Kobelco, Nippon Steel, NSSMC, Outokumpu, Posco, Seah Schoeller Bleckmann, Tenaris, Tubos Reunidos, Vallourec, Zhejiang Jiuli, AMSA, Anhui, Avesta, Baosteel, BFE, Butting, Centravis, CSST Chengdu, Dalmine, DMV, EBK, Fengbao, Froch, Heng Yang, Huayou, Huludao, Hyundai HYSCO, Inox tech, JST, Kantzen Tetsu, Kuze, LS Metal, Mittal Roman, Nan Fang, Nas Toa, PCK, Sanyo, Siderca, Special Metal, Suraj Stainless, Tianda, Tianjin, TPCO, US Steel Metal, Walsin, Wenzhou Baofeng, Wuxi SP, Yulong, YYC, Zhenda
CS & Alloy - Welded and Seamless Fittings	Allied, ASK, Awaji Materia, Benkan, BK, BKL, Bonney Forge, Bothwell, Consultex, Dae Kyung, Delcorte / JD, Drexel-Bakti-Promat, Ezeflow, Filmag, Flo-Bend, Flowline, Friedrich Geldbach, Huayang, IML, Interfit, IPP Scomark, J. Del carte, Lame, Maass, Nanfang, OMR, Penn, Petrol Raccoord, SBC Bend, SK Bend, SSE, Taekwang Bend Co, Tyalor Forge, Techninox, Tectubi, Thai Benkan /BKL, TTU, Ulma, Vallourec, WFI International, Wilhelm Maass, Wilhelm Geldbach, Wilhelm Schultz
CS & Alloy Flanges	Bebitz, Bruck, Buffalo Flange, Coffer Corpn, Flo-Bend, Flowline (Markovitz), Friedrich Geldback, FTC, Galperti, Greiferberg, GuanJiaYing, IPP, KOFCO, Maass Flange Corp, Mechanica, Melesi, Metalfar, MFF, MGI, National Flange, Santafede, SBC Bend, Seyu, SSE, ST & H, Taylor Forge, Techninox, Texas Metal Works, Tube Line (Gerlin), Ulma, Viar, Welding Units, WFI International, WG, Wilheim Gledbach, Wilhelm Maass
Studbolts and Other Bolting Systems	Chin Yuan Metal, Lorne Star, SBN, Step Fastener, Tri Star

MEMORANDUM OF UNDERSTANDING

Annexure 2.3 Volume Discount

Tier	Number of Packages	Volume Rebate
1st Tier	02	1.5%
2nd Tier	03	2.5%

Mechanism

1.	Scope of Spend

All PO value within the calendar year regardless of project/package/type of spend in connection with all supplier entities.

2.	Calculation Method

Volume discount % will be based on the highest spend tier that total cumulative spend Reaches. The highest qualifying discount % is applied to the total cumulative spend.

3.	Disbursement Method

Calculated and disbursed semi-annual base on cumulative basis.

Illustration: Spend of 22M with spent breakdown 1st half= $12M; 2nd half= 10M

Disbursement:	1st half: $12M x 1% = $0.12M

2nd half: $22M x 2%-$0.12M= $0.32M

Calculated and disbursed on annual basis. (Cycle Period)

Cycle Period :

1st Year: 1st January 2025 - 31st December 2025

2nd Year: 1st January 2026- 31st December 2026

•	After the cycle period, MODEC will send the notification to the Supplier on the total accumulated spend and equivalent volume discount. Supplier will acknowledge within 7 days from the date of notification.
•	Supplier agrees to issue Credit Note for the amount of Volume discount in full and without any set-off or deduction whatsoever within Sixty (60) days from the acknowledgment of the notification.

4.	Method of Capturing discount

Supplier will issue credit note for the discount rebate value which will be used to deduct future outstanding invoice payments by MODEC Finance Team.

5.	Supplier is required to comply with the contractual local content requirements specified in each purchase order for the project, irrespective of the rebate amount.

MEMORANDUM OF UNDERSTANDING

Annexure 2.4 Supplier Performance Management Scorecard

				Scoring (0= fail and 4=target)
Theme	KPI	Measurement	Weightage	0	1	2	3	4
	Submission of Vendor documents as per agreed dates in SDDR	No. of docs submitted on- time measured on monthly basis	20	<80% on time	>=80%	>=90%	>=95%	100% on-time
	Minimum revisions to Code 1 approval of critical drawings	No. of revisions to code 1	20	>=7	6	5	4	<=3 rev
	On-time placement of sub-orders	No. of orders placed on-time measured on monthly basis	15	<80% on time	>=80%	>=90%	>=95%	100% on time
45% Early Accelartion & Completion	Meet On-Time Delivery of sub- orders as per the placement schedule	OTIF basis based on agreed windows	15	<70% on time	>=70%	>=80%	>=95%	100% on time
	Meet On-Time Delivery as per the Project PO delivery date	OTIF basis based on agreed windows	20	<70% on time	>=70%	>=80%	>=95%	100% on time
	Final document accepted within agreed schedule in SDDR	No. of weeks deviated from agreed schedule	5	>7 weeks	<5 weeks	<3 weeks	0 weeks	<0 weeks
	Submission of spares information as per agreed schedule (G09)	No. of weeks deviated from agreed schedule	5	>7 weeks	<5 weeks	<3 weeks	0 weeks	<0 weeks
	Adherence to ITP plan	No. of instances deviated from agreed ITP	15	>=5 counts	4	3	1-2	0 counts
	Minimal TQs and DDNs	Number of TQs and DDNs issued	25	>=8 counts	5-7	3-4	1-2	0 counts
40% Quality	Outstanding, Surplus & Damages (OS&D)	No. of counts	10	>=5 counts	4	3	1-2	0 counts
	Non-Conformance	No. of counts	25	>=4 counts	3	2	1	0 counts
	Sub-supplier non-conformance	No. of counts	25	>=4 counts	3	2	1	0 counts
	Cost avoidance	Cost savings delivered as % of package value	60	0% savings	1-2%	2-3%	3-5%	>5% savings
15 % Value Improvement	Submission of Milestone invoices with correct supporting documents	No. of invoice rejection	40	>4 rejection	<4	<3	<1	0 rejection

MEMORANDUM OF UNDERSTANDING

Methodology:

1. The above KPI chart will be used as an evaluation tool to monitor supplier performance.

2. The performance evaluation will be done per project per package of the supplier.

3. Supplier will submit their self-evaluation that will be attached every month end of the progress report and buyer will do the verification. In case of supplier’s non-performance during project progress measurement, Supplier management representative shall be present to Buyer the deficiencies and their respective mitigation plans for recovery in performance.

4. The final assessment and rating will be done by the buyer.

MEMORANDUM OF UNDERSTANDING

Annexure 3 Liquidated Damages

In the event the Supplier fails to deliver the Goods within the scheduled delivery period specified in the order.

it is agreed that as liquidated damages to the Buyer for such delay, the total value of the order shall be reduced by an amount equal to one (1) percent of the full Purchase Order Value per week. The maximum amount that can be deducted for liquidated damages is ten (10) percent of the full Purchase Order Value.

The Parties acknowledge and agree that in respect of the liquidated damages, it is not to be construed as a penalty but is a genuine pre-estimate of the loss that MODEC would incur as a result of such failure by Supplier.

Page 31 of 31